Exhibit 99.1

Spirit Airlines' Board of Directors Elect H. McIntyre Gardner as Chairman

Miramar, Florida (August 7, 2013) - Spirit Airlines, Inc. (NASDAQ: SAVE) today announced that its Board of Directors has elected H. McIntyre Gardner as Chairman.

William (“Bill”) A. Franke of Indigo Partners resigned as Chairman of the Board earlier today. In addition, John R. (“JR”) Wilson, also of Indigo Partners, resigned from the Board today. “On behalf of the Board of Directors and the Company, I want to thank Bill, JR and Indigo for their support and leadership over the last seven years,” said Ben Baldanza, Spirit's Chief Executive Officer.

H. McIntyre (“Mac”) Gardner joined Spirit's Board of Directors in July 2010 and served as chairman of the Company's audit and nominating and corporate governance committees. “Mac has been an asset to our Board and demonstrated strong business acumen as we transitioned from a private to a public company and continued to execute on our growth strategy. We are pleased the Board has selected Mac to succeed Bill as Chairman,” said Baldanza. “Mac's knowledge of our business model and broad business expertise will serve the Company well as we continue to grow and liberate markets from high fares.”

“I have confidence in Spirit's business model and look forward to working with Ben and his leadership team as we grow and bring our low fares to even more people in more places,” said Mac Gardner, Spirit's Chairman of the Board.   “Spirit offers a unique value proposition to its customers and I'm thrilled to be a part of this team.”

Mac Gardner has been a member of Spirit's Board of Directors since July 2010. Mr. Gardner retired in 2008 from Merrill Lynch & Co., Inc. as the Head of Americas Region and Global Bank Group, Global Private Client. Prior to joining Merrill Lynch in July 2000, Mr. Gardner was the President and Chief Operating Officer of Helen of Troy Limited, a personal care products manufacturer. Mr. Gardner previously served on Spirit's audit and nominating and corporate governance committees.

About Spirit Airlines
Spirit Airlines (NASDAQ: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs. Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers. Spirit's all-Airbus fleet currently operates approximately 250 daily flights to over 50 destinations in the U.S., Latin America and Caribbean. Visit Spirit at www.spirit.com.

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Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920

Media Contact:
Misty Pinson
Director, Corporate Communications
mediarelations@spirit.com
954-628-4827